STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 09/19/1997
971314725 – 2798402

CERTIFICATE OF INCORPORATION

OF

RADIOLOGY AND NUCLEAR MEDICINE IMAGING PARTNERS, INC.

ARTICLE 1

The name of this Corporation shall be: Radiology and Nuclear Medicine Imaging Partners, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Delaware, 19901, and the name of the registered agent at that address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue one class of stock designated “Common Stock.” The total number of shares of Common Stock authorized to be issued is one thousand (1,000) and each such share shall have a par value of $0.001 per share.

ARTICLE V

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

ARTICLE VII

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his or her duty of loyalty to the Corporation, or its stockholders, (ii) for acts or omissions not in good faith or Which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit.

ARTICLE IX

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in me Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any Special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of Delaware (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons in the manner, at the times and for the purposes so specified,

ARTICLE X

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

2

ARTICLE XII

The name and mailing address of the incorporator of the Corporation is:

Jonathan F. Atzen, Esq.
Brobeck, Phleger & Harrison LLP
4675 MacArthur Court, Suite 1000
Newport Beach, California 92660

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 19th day of September, 1997.

/s/ Jonathan F. Atzen
Jonathan F. Atzen,
Incorporator

3

CERTIFICATE OF MERGER
OF
EMPORIA RADIOLOGY, INC.
WITH AND INTO
RADIOLOGY AND NUCLEAR MEDICINE IMAGING PARTNERS, INC.

ARTICLE I

The name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
RADIOLOGY AND NUCLEAR MEDICINE
IMAGING PARTNERS, INC.	Delaware
EMPORIA RADIOLOGY, INC.	Kansas

ARTICLE II

An Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

ARTICLE III

The name of the surviving corporation of the merger is Radiology and Nuclear Medicine Imaging Partners, Inc., a Delaware corporation.

ARTICLE IV

The Certificate of Incorporation of the surviving corporation, Radiology and Nuclear Medicine Imaging Partners, Inc., a Delaware corporation, shall be the Certificate of Incorporation of the surviving corporation.

ARTICLE V

The executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is c/o American Physician Partners, Inc., 3600 Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201-2776.

ARTICLE VI

A copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/03/1999
991081628 - 2798402

ARTICLE VII

Emporia Radiology, Inc. has one authorized class of stock. The total number of shares authorized to be issued is five hundred (500) shares of common stock and each such share shall have no par value, and having an aggregate value of one hundred dollars ($100.00).

This Certificate of Merger shall be effective immediately upon filing.

Dated: January 1, 1999

RADIOLOGY AND NUCLEAR MEDICINE
IMAGING PARTNERS, INC.

/s/ Paul M. Jolas
By: Paul M. Jolas, Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

RADIOLOGY AND NUCLEAR MEDICINE IMAGING PARTNERS, INC.

It is hereby certified that:

1.     The name of the corporation (hereinafter called the “corporation”) is:

RADIOLOGY AND NUCLEAR MEDICINE IMAGING PARTNERS, INC.

2.     The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.     The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.     The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on May 25, 2004.

Signature:	Michael L. Silhol
Name: Michael L. Silhol
Title: Senior Vice President and
Secretary

State of Delaware
Secretary of State	DE BC D-:COA CERTIFICATE OF CHANGE 09/00 (#163)
Division of Corporations
Delivered 04:03 PM 06/01/2004
FILED 03:47 PM 06/01/2004
SRV 040406499 - 2798402 FILE